LINCOLN NATIONAL CORPORATION
                              1300 South Clinton Street
                             Fort Wayne, Indiana  46802

     219-455-1263


     March 14, 1994


     Securities and Exchange Commission
     Division of Corporation Finance
     Judiciary Plaza
     450 Fifth Street, NW
     Washington, DC  20549

          Re:  Lincoln National Corporation Employees'
               Savings and Profit-Sharing Plan ("Plan")

     Ladies and Gentlemen:

     I have acted as counsel for Lincoln National Corporation, an Indiana corporation ("Lincoln"), in connection with the registration of 1,500,000 shares of the Issuer's Common Stock, together with an indeterminate amount of plan interests to be offered pursuant to the Plan.

     At the request of the Management of Lincoln National Corporation, I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

     Upon receipt by the Corporation of payment as contemplated in the offer to the Trustee, and upon issuance of the Shares, in my opinion the Shares will be legally issued, fully paid and non-assessable.

     I hereby consent to inclusion of this opinion as an exhibit to this Registration Statement on Form S-8.

     Sincerely,

     /s/ Dennis L. Schoff

     Dennis L. Schoff
     Assistant General Counsel